Exhibit 99.1

Resource Extraction Payment Report

Project-level disclosure

The table below sets forth our payments made to governments for the fiscal year ended December 31, 2023, by project and type of payment.

(in USD and in thousands)					For the year ended December 31, 2023
Project Name	Country/Major Subnational Jurisdiction	Government	Resource	Extraction Method	Taxes(1)	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments	Total
N/A	U.S.	Federal Government	Oil and Natural Gas	Well	$3,017	$—	$—	$—	$—	$—	$—	$—	$3,017

(1)

Publicly traded partnerships like ours are treated as corporations unless they have 90% or more in “qualifying income” (as that term is defined in the Internal Revenue Code). We satisfied this requirement including for the year ended December 31, 2023 and, as a result, are not subject to federal income tax at the Enterprise Products Partners L.P. entity level. However, certain of our consolidated subsidiaries, which have interests in entities that derive income from “commercial development of oil, natural gas, or minerals” as defined in Section 13(q) of the Securities Exchange Act, are corporations or are treated as corporations for federal income tax purposes and are subject to federal income tax on their taxable income. The U.S. Federal Government levies corporate income taxes at an entity level rather than on a per-project basis. Accordingly, we have disclosed all tax payments at the entity-level for those subsidiaries whose taxable income is derived in part from “commercial development of oil, natural gas, or minerals” as defined in Section 13(q) of the Securities Exchange Act. The payments do not relate to a particular project but to the total taxable income for the applicable subsidiaries.

Government-level disclosure

The table below sets forth our payments made to governments for the fiscal year ended December 31, 2023, by government and type of payment.

(in USD and in thousands)		For the year ended December 31, 2023
Country/Major Subnational Jurisdiction	Government	Taxes(1)	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments	Total
U.S.	Federal Government	$3,017	$—	$—	$—	$—	$—	$—	$—	$3,017

(1)

Publicly traded partnerships like ours are treated as corporations unless they have 90% or more in “qualifying income” (as that term is defined in the Internal Revenue Code). We satisfied this requirement including for the year ended December 31, 2023 and, as a result, are not subject to federal income tax at the Enterprise Products Partners L.P. entity level. However, certain of our consolidated subsidiaries, which have interests in entities that derive income from “commercial development of oil, natural gas, or minerals” as defined in Section 13(q) of the Securities Exchange Act, are corporations or are treated as corporations for federal income tax purposes and are subject to federal income tax on their taxable income. The U.S. Federal Government levies corporate income taxes at an entity level rather than on a per-project basis. Accordingly, we have disclosed all tax payments at the entity-level for those subsidiaries whose taxable income is derived in part from “commercial development of oil, natural gas, or minerals” as defined in Section 13(q) of the Securities Exchange Act. The payments do not relate to a particular project but to the total taxable income for the applicable subsidiaries.